EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Biostage, Inc., formerly known as Harvard Apparatus Regenerative Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  The name of the Corporation is Biostage, Inc.

SECOND:  The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 3, 2012, and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 28, 2013, as amended by (i) a Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 30, 2016 and effective as of March 31, 2016, (ii) a certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 26, 2016 and effective as of that date, (iii) a Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 26, 2017 and effective as of that date, and (iv) a Certificate of Amendment to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 21, 2017 and effective as of December 22, 2017 (as amended, the “Certificate”).

THIRD:  The Corporation hereby amends the Certificate as follows:

The first paragraph of the section entitled “CAPITAL STOCK” in ARTICLE IV of the Certificate is hereby deleted in its entirety and amended to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is sixty two million (62,000,000) shares, of which (i) sixty million (60,000,000) shares shall be a class designated as common stock, par value $0.01 per share (the “Common Stock”), and (ii) two million (2,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.01 per share (the “Undesignated Preferred Stock”).”

FOURTH:  This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Biostage, Inc. has caused this Certificate of Amendment to be signed by its chief executive officer this 24th day of May, 2019.

BIOSTAGE, INC.

By:	/s/ James McGorry
James McGorry, Chief Executive Officer